     As filed with the Securities and Exchange Commission on April 21, 1999
                                                Registration No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               GARTNER GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                             04-3099750
      (STATE OR OTHER JURISDICTION OF              (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)            IDENTIFICATION NUMBER)

                                 P.O. BOX 10212
                               56 TOP GALLANT ROAD
                             STAMFORD, CT 06904-2212
                                 (203) 316-1111

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               WILLIAM T. CLIFFORD
                             CHIEF EXECUTIVE OFFICER
                               GARTNER GROUP, INC.
                                 P.O. BOX 10212
                               56 TOP GALLANT ROAD
                             STAMFORD, CT 06904-2212
                                 (203) 316-1111

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:
                             HOWARD S. ZEPRUN, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1050

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after this Registration Statement becomes effective.

/ / If the only securities being registered on this Form are offered pursuant to dividend or interest reinvestment plans, check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

/ / If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

/ / If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
                                                                            PROPOSED                PROPOSED
            TITLE OF EACH CLASS                      AMOUNT                 MAXIMUM                 MAXIMUM             AMOUNT OF
              OF SECURITIES TO                        TO BE              OFFERING PRICE            AGGREGATE          REGISTRATION
               BE REGISTERED                       REGISTERED           PER SECURITY (1)         OFFERING PRICE            FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0005 par value                      542,278                 $20.31                $11,015,022           $3,062
----------------------------------------------------------------------------------------------------------------------------------

(1) The price of $20.31 per share, which was the average of the high and low prices of the Registrant's Common Stock on the New York Stock Exchange on April 16, 1999, is set forth solely for the purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

The Information in this prospects is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                                 542,278 SHARES

                               GARTNER GROUP, INC.

                                  Common Stock

This prospectus relates to the public offering, which is not being underwritten, of up to 542,278 shares of our Common Stock which is held by some of our current stockholders. The selling stockholders identified in this prospectus acquired shares of our Common Stock in private transactions in which Gartner Group acquired G2R, Inc., a California corporation, and The Research Board, Inc., a New York corporation.

The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

Our Common Stock is listed on the New York Stock Exchange under the symbol "IT." On April 16, 1999, the average of the high and low price for our Common Stock was $20.31 per share.

INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is April 21, 1999.

                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----
Where You Can Find More Information.....................................3
About Gartner Group, Inc................................................4
Forward-Looking Statements..............................................4
Risk Factors............................................................5
Use of Proceeds   .....................................................11
Selling Stockholders...................................................11
Plan of Distribution...................................................12
Indemnification of Officers and Directors..............................13
Legal Matters..........................................................13
Experts  ..............................................................14

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of Gartner Group, Inc. Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Gartner Group, Inc. Common Stock. In this prospectus, the "Company," "Gartner Group," "we," "us," and "our" refer to Gartner Group, Inc.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

         (1)      Our Annual Report on Form 10-K for the year ended September
30, 1998;

         (2) Our Quarterly Report on Form 10-Q for the quarter ended December 31, 1998; and

         (3) The description of our Common Stock contained in our Registration Statement on Form S-1 filed with the SEC on August 18, 1993, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                         Michael Fleisher
                         Chief Financial Officer
                         Gartner Group, Inc.
                         P.O. Box 10212
                         56 Top Gallant Road
                         Stamford, CT 06904-2212
                         (203) 316-1111

You should rely only on the information incorporated by reference or provided in this Prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                            ABOUT GARTNER GROUP, INC.

Gartner Group, Inc., founded in 1979, is the world's leading independent provider of research and analysis on the computer hardware, software, communications and related information technology (IT) industries.
Gartner Group's products and services provide strategic and tactical advice for organizations trying to understand, apply and deploy information technology on a global basis. Our integrated products and services help enterprises stay abreast of rapidly changing IT trends - a critical ingredient when making multi-million dollar IT purchasing, marketing or investment decisions. Our products and services are organized along client segments: IT users - enterprises that purchase and deploy IT products and services to gain productivity or competitive advantage, and IT vendors - companies that develop and provide IT products.

Approximately 75 percent of our total revenues are annual renewable subscription-based products, where contracts are paid up-front and revenue is recognized ratably over the life of the contract. Total revenues have grown every year since our inception in 1979. In fiscal 1998, revenue was $642 million, a 30 percent compounded annual growth rate since 1993. Through a field sales force of over 750 professionals and a global analytical staff of over 800 industry experts, we sell products and services to over 9,000 organizations worldwide. We employ over 3,200 associates and have locations in 50 countries in North and South America, Europe, Asia, Australia and Africa.


                           FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those expressed or forecasted in any such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors," as well as those noted in the documents incorporated herein by reference. In connection with forward-looking statements which appear in these disclosures, investors should carefully review the factors set forth in this Prospectus under "Risk Factors."

                                  RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

OUR FUTURE OPERATING RESULTS DEPEND ON A VARIETY OF RISKS, MANY OF WHICH ARE NOT IN OUR CONTROL

Our future operating results depend upon our ability to continue to compete successfully in the market for information products and services. We may not be able to continue to provide the products and services that meet client needs as the Information Technology ("IT") market evolves rapidly.

Our future operating results, and our ability to compete successfully in the IT market, will depend on:

         - our ability to hire and retain a premier staff of qualified IT analysts in a competitive employment market, and our ability to expand our staff to support evolving customer needs and growth of our business;

         - our ability to expand our product and service offerings to smaller domestic clients;

         - our ability to devote the additional management attention and financial resources necessary to further expand our business; and

         -        the risks inherent in international sales, including:

                  - changes in market demand as a result of exchange rate fluctuations;

                  - challenges in staffing and managing our foreign sales operations; and

                  - higher levels of taxation on foreign income than domestic income.

OUR REVENUES DEPEND ON RENEWALS OF EXISTING CONTRACTS AND OUR ABILITY TO GENERATE NEW BUSINESS

We measure the volume of our advisory and measurement business based on contract value. We calculate total contract value based on the annualized value of all advisory and measurement contracts in effect at the time of the calculation, without regard to the duration of those contracts. While we believe contract value is a meaningful measure of our business level, contract value at any time may not be indicative of future advisory and measurement revenues or cash flows. In this regard, a substantial portion of our clients have historically renewed our services for an equal or higher level of total payments each year, and, historically, annual revenues from these services in any fiscal year have closely correlated to contract value at the beginning of the fiscal year. As of September 30, 1998, approximately 85 percent of our clients had renewed one or more services in the last twelve months. Nonetheless, this renewal rate is not necessarily indicative of the rate of retention of our revenue base. Revenues and cash flows in any year depend significantly on the rate of contract renewal through the year as well as new business generation. While we have experienced high contract renewal rates in recent years, we may not be able to sustain high renewal rates in the future. Any deterioration in our ability to achieve high renewal rates or to continue to generate significant new business would impact future growth in our business. Moreover, a significant portion of our new business in any given year has historically been generated in the last portion of the fiscal year. Accordingly, any slowdowns in year to year revenue generation might not be apparent until late in a given fiscal year.

Deferred revenues, as presented in our balance sheets, represent unamortized revenues from billed advisory and measurement services and products, plus unamortized revenues of certain other billed services and products not included in advisory and measurement. Contract value represents an annualized value of all outstanding advisory and measurement contracts without regard to the duration of such contracts, while deferred revenues represents unamortized revenue remaining on all billed and outstanding advisory and measurement contracts, plus certain other billed services and products not included in advisory and measurement revenue. Accordingly deferred revenues do not correlate to contract value as of any one date.


WE MAY NOT BE ABLE TO CONTINUE TO COMPETE SUCCESSFULLY IN THE COMPETITIVE MARKET FOR IT PRODUCTS AND SERVICES

We believe that the principal competitive factors in our industry are:

                  -        quality of research and analysis;

                  -        timely delivery of information;

                  -        customer service;

                  - the ability to offer products that meet changing market needs for information and analysis; and

                  -        price.

We believe that we compete favorably with respect to each of these factors. However, we face competition from many companies, and we believe that competition is increasing.

We face competition from other independent providers of similar services, as well as our clients' internal marketing and planning departments. We also compete indirectly against other information providers, including electronic and print media companies and consulting firms. These indirect competitors could choose to compete directly against us in the future. In addition, although we have established a significant market presence, there are limited barriers to entry into our market. New competitors continue to emerge, and additional competitors could readily emerge in one or more of the market segments we address. Additional competition also continues to emerge as the IT industries change and new customer needs evolve. Increased competition could adversely affect our operating results through downward pricing pressure and loss of market share.

WE DEPEND ON OUR KEY EMPLOYEES AND ON OUR ABILITY TO HIRE ADDITIONAL QUALIFIED PERSONNEL

Our future success will depend heavily upon the continued contributions of our senior management team, professional analysts, and experienced sales personnel. Accordingly, future operating results will be largely dependent upon our ability to retain our key employees and to attract additional qualified personnel. We experience intense competition for professional personnel from, among others, other providers of IT research and analysis services, producers of IT products, management consulting firms and financial services companies. Many of these firms have substantially greater financial resources than we do to attract and compensate qualified personnel. The loss of the services of key management and professional personnel could have a material adverse effect on our business.

WE FACE YEAR 2000 RISKS WHICH COULD NEGATIVELY IMPACT OUR BUSINESS

The Year 2000 problem results from the fact that many technology systems have been designed using only a two-digit representation of the year portion of the date. This has the potential to cause errors or failures in those systems that depend on correct interpretation of the year, but cannot necessarily correctly interpret "00" as the year "2000". While the potential ramifications of the Year 2000 issue are significant, we believe that we are taking full advantage of our internal resources and all necessary external resources to understand, identify and correct all Year 2000 issues within our control.

We recognize that there are significant unknowns, and therefore potential risks, that are outside of our control and we will take all reasonable steps to minimize the impact of those exposures.

We expect to have made all essential systems Year 2000 ready before their known failure dates or January 1, 2000, whichever is sooner. All of our products are, or are expected to be, Year 2000 ready before their known failure dates or by January 1, 2000, whichever is sooner, and should any date-related problems be revealed after that point, they will be fixed at no charge to the customer or replaced with a product of equal value. We have established a global inquiry response process to ensure timely, accurate and documented responses to all requests for information about our products and services.

We further expect to take all prudent and reasonable steps to validate the Year 2000-readiness of our direct supply chain interfaces, but we believe that this area does and will continue to represent a significant level of uncertainty and business risk at least through the first half of the year 2000.

We have established a separate Year 2000 account to budget and track significant fiscal 1999 Year 2000 expenditures. All maintenance and modification costs are expended as incurred, while the cost of new systems is being capitalized according to generally accepted accounting principles. Identified Year 2000 expenses were $1.9 million in fiscal 1998, $0.6 for the three months ended December 31, 1998, and are forecast to be $4.6 million for the remaining nine months of fiscal 1999. These costs are predominantly for the budgeted replacement or upgrades of systems, but also include prorated personnel standard unit costs.

WE HAVE UNDERTAKEN TO CREATE A NEW CLASS B COMMON STOCK WHICH WILL CONTROL OUR BOARD OF DIRECTORS IS IN PROCESS

Our Board of Directors has approved a recapitalization and certain related transactions which could have a significant impact on control of our company. These transactions are being undertaken in connection with an agreement in principle between us and IMS Health Incorporated. IMS currently holds 45.8% of our outstanding shares of Class A common stock. The agreement with IMS is not yet completed, and the proposed transactions must be approved by our stockholders. If the recapitalization and related transactions are approved, shares of our Class A common stock held by IMS will be exchanged for shares of a newly created Class B common stock. Upon receipt of the newly issued shares of Class B common stock, IMS will distribute all of the shares of Class B common stock, on a pro rata basis, to its public stockholders. The Class B common stock will be identical in all respects to our Class A common stock, except that the Class B common stock will be entitled to elect 80% of the members of our Board of Directors. Therefore, following the recapitalization and the distribution of the Class B shares, holders of a majority of the Class B common stock will be able to elect 80% of our Board of Directors. Thus, if any person or group of persons acquires a majority of the outstanding shares of Class B common stock, that person or group will be able to obtain control of our company through the election of directors.

The creation and issuance of the Class B common stock would render our company more susceptible to unsolicited takeover bids from third parties. Our Board of Directors has approved and proposed an amendment to our certificate of incorporation to provide for a classified board of directors in the event the recapitalization occurs. If our stockholders approve this proposal, our Board will be divided into three classes with one class of directors to be elected each year. If our stockholders approve the amendment to create a classified Board of Directors, a potential acquiror could only elect a majority of the Board of Directors over the course of two annual elections of directors. Accordingly, the creation of a classified Board of Directors would mitigate in part the increased risk of unsolicited takeover bids that will result from the creation and issuance of the Class B common stock.

Upon completion of the recapitalization, and following the distribution of our Class B common stock to the existing public stockholders of IMS, the existing greater than five percent stockholders of IMS (and their affiliates) will own approximately [18.6%] of the outstanding Class B common stock. In the event that such persons, acting together, are able to obtain the votes of an additional [31.5%] of the outstanding Class B common stock, such persons will have the ability to control the election of 80% of our Board of Directors and thereby control the management and affairs of our company. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company, impede a merger, consolidation, takeover or other business combination involving our company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of our company.

THE REDUCTION IN CASH AND INCURRENCE OF BORROWINGS ASSOCIATED WITH THE PROPOSED RECAPITALIZATION AND RELATED TRANSACTIONS COULD LIMIT FUTURE OPERATIONAL FLEXIBILITY

If our stockholders approve the recapitalization and related transactions that our Board of Directors has approved, we will expend a significant portion of our cash and incur significant indebtedness. This will result in significant interest costs and debt repayment obligations, and will limit the availability of additional borrowings for other corporate purposes such as cash acquisitions or significant investments in new areas of business.

If the stockholders approve the proposed recapitalization and related transactions, we will declare and pay a $300 million cash dividend to our stockholders. In addition, we will commence a stock repurchase program through which we will acquire our own common stock on the open market. We will repurchase the lesser of:

-        an amount of our common stock valued at $300 million or

- a number of our shares equal to 20% of the total number of shares of our common stock outstanding.

In order to pay the cash dividend to our stockholders and finance the stock repurchase program, we will use available cash and we will incur up to approximately $450 million of debt financing. These transactions will limit the amount of cash or borrowings available to us in the future, which could adversely affect our future operations in various ways, including the following:

- we could become increasingly vulnerable to general adverse economic and industry conditions;

- we will be required to dedicate a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, which will reduce the availability of cash flow to fund activities that might otherwise benefit us; these include cash acquisitions, additional investments in new business areas, capital expenditures, working capital needs, and other general corporate requirements;

- we will have reduced ability to obtain additional financing to fund such potentially beneficial future activities; and

- we may be placed at a competitive disadvantage as compared to less leveraged or better capitalized competitors, because of reduced ability to invest in our business.

WE WILL INCUR DEBT SERVICE OBLIGATIONS IN CONNECTION WITH THE RECAPITALIZATION AND RELATED TRANSACTIONS THAT WE MAY NOT BE ABLE TO MEET

Our ability to make principal and interest payments on our outstanding debt will depend on our future operating performance. Our future operating performance itself depends on a number of factors, many of which are outside of our control. These factors include prevailing economic conditions and financial, and competitive and other factors affecting our business and operations. Although we believe, based on current levels of operations, that our cash flow from operations, together with other sources of liquidity, will be adequate to make required payments of principal and interest on our debt, whether at or prior to maturity, finance anticipated capital expenditures and fund working capital requirements, we cannot assure you that our sources of cash will indeed be sufficient for such purposes. If we are unable to generate sufficient cash flow from operations, or if we require additional equipment loans or equipment and working capital lines of credit in the future to service our debt, we may be required to sell our assets, reduce our capital expenditures, refinance all or a portion of our existing indebtedness or obtain other sources of financing. We cannot assure you we would have access to sources of refinancing on commercially reasonable terms, or at all.

WE WILL ASSUME POTENTIALLY LARGE TAX LIABILITIES UNDER THE DISTRIBUTION AGREEMENT WITH IMS

In connection with the recapitalization and related transactions with IMS, we will enter into agreements with IMS governing the transactions. A critical component of the transactions is the agreement by IMS to distribute to its public stockholders, on a pro rata basis, the Class B common stock that IMS receives from us in our recapitalization described above. The distribution, the recapitalization and the related transactions will be contingent on receipt by IMS of a favorable ruling from the Internal Revenue Service that the distribution will be tax-free to IMS and its stockholders. However, even if IMS receives a favorable IRS ruling, it is possible that under certain circumstances actions by us (e.g. substantial acquisitions using our stock) following the distribution could cause the distribution of shares of Class B common stock to the public stockholders of IMS to become taxable to IMS. Under the terms of the distribution agreement as currently proposed by IMS, we are required to indemnify IMS for additional taxes, if any, attributable to such actions.
These potential obligations could substantially limit our ability to engage in acquisitions or certain other transactions during the two-year period following the recapitalization and the related transactions. These potential tax liabilities may also make our company less attractive to a potential acquiror.

STOCK SALES FOLLOWING THE DISTRIBUTION MAY LOWER OUR STOCK PRICE

IMS currently holds 43.4% of the outstanding shares of Class A common stock of our company. Following the recapitalization, the exchange of Class A common stock held by IMS for Class B common stock and the distribution of the Class B common stock to IMS Health stockholders, IMS will hold 6.7% of the common stock outstanding. IMS stockholders will receive shares of our Class B common stock in the proposed distribution from IMS. These stockholders may sell into the public market all or a substantial portion of our shares that they receive in the distribution by IMS. Sales of substantial amounts of our stock by IMS stockholders could substantially increase the trading volume of our common stock and could result in downward pressure on our stock price. Certain large stockholders may be required to sell a significant amount of our shares if, after the IMS distribution, by virtue of their holdings in our company plus their holdings in IMS, they hold a larger amount of our stock than they are permitted under their internal investment guidelines.

THE CREATION OF A CLASSIFIED BOARD OF DIRECTORS MAY DELAY OR PREVENT A CHANGE OF CONTROL

If our stockholders approve the proposal to create a classified Board of Directors, our Board will be divided into three classes with one class of directors to be elected each year. A potential acquiror could only elect a majority of the Board of Directors over the course of two annual elections of directors, which could make our company less attractive to potential acquirors and could therefore have the effect of depriving our stockholders of an opportunity to sell their shares at a premium over prevailing market prices to a third party bidder.

                                 USE OF PROCEEDS

Gartner Group will not receive any of the proceeds from the sale of the shares listed below. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution."


                              SELLING STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the name of each of the selling stockholders, the number of shares of Common Stock that each selling stockholder owns, the number of shares of Common Stock owned by each selling stockholder that may be offered for sale from time to time by this prospectus, and the number of shares of Common Stock to be held by each selling stockholder assuming the sale of all the Common Stock offered hereby.

The shares being offered by the selling stockholders were acquired from Gartner Group in connection with our acquisition of G2R, Inc., a California corporation, in January 1999, and our acquisition of The Research Board, Inc., a New York corporation, in May 1998. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.


                                             SHARES BENEFICIALLY OWNED   NUMBER OF SHARES   SHARES BENEFICIALLY OWNED
        NAME OF SELLING STOCKHOLDER            PRIOR TO OFFERING(1)           BEING             AFTER OFFERING(1)
        ---------------------------          ------------------------------------------------------------------------
                                               NUMBER        PERCENT         OFFERED          NUMBER        PERCENT
                                               ------        -------         -------          ------        -------
James Grugan                                       353 (2)      *               353             -              *
The Graham and Nicole Kemp                     357,980 (3)      *           357,980             -              *
   Family Trust

Naomi Von Simson                                91,973 (4)      *            91,973             -              *

Ernest Von Simson                               91,972 (5)      *            91,972             -              *

          Total                                542,278          *           542,278             -              *

*    Less than 1%

(1) Based upon [101,097,930] shares of Company Common Stock outstanding as of the close of business on [April 2, 1999] and including the shares to be sold hereunder.

(2)  71 of these shares are held in escrow with U.S. Bank Trust.

(3)  71,596 of these shares are held in escrow with U.S. Bank Trust.

(4) 59,355 of these shares are held in escrow with State Street Bank and Trust Company.

(5) 59,354 of these shares are held in escrow with State Street Bank and Trust Company.

                              PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of Gartner Group in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered hereby on the New York Stock Exchange, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The shares offered hereby may be sold, without limitation, by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
(c) an over-the-counter distribution in accordance with the rules of the New York Stock Exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) privately negotiated transactions. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

In connection with distributions of the shares offered hereby, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Gartner Group's common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell our common stock short and deliver the shares offered hereby to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge the shares offered hereby to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares offered hereby that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder and/or purchasers of the shares offered hereby (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, it may purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales, may pay to or receive from the purchasers of such shares commissions computed as described above.

To comply with the securities laws of certain states, if applicable, the shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M of the Exchange Act may apply to sales of the shares offered hereby in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation limits the liability of our directors for monetary damages to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be liable personally for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not made in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we must indemnify our directors and executive officers and may indemnify our other officers, employees and agents to the fullest extent permitted by law. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Gartner Group, arising out of such person's services as a director or officer of Gartner Group, or any subsidiary of Gartner Group or any other company or enterprise to which the person provides services at our request.

We also maintain an insurance policy insuring our directors and officers against liability for certain acts and omissions while acting in their official capacities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Gartner Group pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered hereby will be passed upon for Gartner Group by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                     EXPERTS

The consolidated financial statements and schedule of Gartner Group, Inc. and subsidiaries as of September 30, 1998 and 1997, and for each of the years in the three-year period ended September 30, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

================================================================================


                                 542,278 Shares


                               GARTNER GROUP, INC.



                                  COMMON STOCK



                                   PROSPECTUS




                                 April 21, 1999



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The fees and expenses incurred by Gartner Group in connection with the offering are payable by Gartner Group and, other than filing fees, are estimated as follows:


         Securities and Exchange Commission Registration Fee..................   $ 3,062

         Legal Fees and Expenses..............................................   $10,000

         Accounting Fees......................................................   $ 6,000

         Miscellaneous........................................................   $ 2,000

                  Total.......................................................   $21,062

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

The Delaware General Corporation Law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. In accordance with Delaware law, the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") contains a provision to limit the personal liability of directors for violations of their fiduciary duty. This provision eliminates the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

The Restated Certificate and the Company's Amended and Restated Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by law. [The Company has entered into indemnification agreements with each of its directors and officers.] These agreements provide indemnification under certain circumstances for acts or omissions that may not be covered by directors' and officers' liability insurance

ITEM 16.  EXHIBITS.

         The following exhibits are filed with this Registration Statement:

Exhibit
Number        Description
------        -----------
4.1           Section 5.1 of the Agreement and Plan of Merger dated as of
              December 23, 1998 by and among Gartner Group, Inc., G2R, Inc. and
              Graham Kemp.

5.1           Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional
              Corporation

23.1 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.2          Consent of KPMG LLP

24.1 Power of Attorney (included on pg. II-4 of this Registration Statement under the caption "Signatures").


ITEM 17.  UNDERTAKINGS.

         A.       The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and
(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Undertaking Regarding Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         D. Undertaking Regarding Registration Statement Permitted by Rule 430A.

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut on April , 1999.

                                         GARTNER GROUP, INC.

                                         By:   /s/ Michael Fleisher
                                               --------------------------------
                                                   Michael Fleisher
                                                   Chief Financial Officer

                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William T. Clifford and Michael Fleisher and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                   Signature                                           Title                               Date
                   ---------                                           -----                               ----

/s/  William T. Clifford                          Director, President and Chief Executive Officer      April 3, 1999
--------------------------------------------
     William T. Clifford

/s/  Michael Fleisher                                  Executive Vice President, Finance and           April 3, 1999
--------------------------------------------        Administration, and Chief Financial Officer
     Michael Fleisher

/s/  Manual A. Fernandez                                 Director and Chairman of the Board            April 2, 1999
--------------------------------------------
     Manual A. Fernandez

/s/  William O. Grabe                                                 Director                         April 1, 1999
--------------------------------------------
     William O. Grabe

/s/  Max D. Hopper                                                    Director                         April 2, 1999
--------------------------------------------
     Max D. Hopper

/s/  John P. Imley, Jr.                                               Director                         April 1, 1999
--------------------------------------------
     John P. Imley, Jr.

/s/  Stephen G. Pagliuca                                              Director                         April 2, 1999
--------------------------------------------
     Stephen G. Pagliuca

/s/  Dennis G. Sisco                                                  Director                         April 2, 1999
--------------------------------------------
     Dennis G. Sisco

/s/                                                                   Director
--------------------------------------------
     Robert E. Weissman

     Robert E. Weissman


                                  EXHIBIT INDEX

Exhibit
Number                                      Description
------                                      -----------
    4.1 Section 5.1 of the Agreement and Plan of Merger dated as of December 23, 1998 by and among Gartner Group, Inc., G2R, Inc. and Graham Kemp.

    5.1           Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional
                  Corporation

   23.1 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

   23.2           Consent of KPMG LLP

   24.1 Power of Attorney (included on pg. II-4 of this Registration Statement under the caption "Signatures").